Exhibit 99.1

National Holdings Corporation Reports Financial Results for the 2020 Fiscal Fourth Quarter and 2020 Fiscal Year

NEW YORK, NY, December 30, 2020 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service brokerage firm including employee-managed and independent branches, investment banking, trading, asset management and tax preparation, today announced its financial results for the 2020 fiscal year.

Financial Highlights:

■	Revenue of $62.4 million in Q4 2020, up $5.0 million, or 9%, from $57.4 million recognized in Q4 2019.

■	Net loss attributable to common shareholders of $1.9 million in Q4 2020, versus net income attributable to common shareholders of $0.8 million in Q4 2019.

■	Record revenue of $229.9 million in fiscal 2020, up $17.0 million, from $212.9 million recognized in fiscal 2019.

■	Net loss attributable to common shareholders of $5.9 million in fiscal 2020 compared to a net loss attributable to common shareholders of $0.8 million in fiscal 2019.

■	Adjusted EBITDA declined to $5.7 million in fiscal 2020 from $12.4 million recorded in fiscal 2019.

■	Cash of $27.3 million and no term debt as of September 30, 2020 versus $30.4 million and no term debt as of September 30, 2019.

■	Total equity of $46.6 million as of September 30, 2020, versus $51.6 million as of September 30, 2019.

■	Client assets under management were approximately $16.4 billion as of September 30, 2020, an increase of $4.7 billion, or 40%, from the prior year total of $11.7 billion.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “Fiscal 2020 turned out to be a remarkable year for National despite the significant duress of the COVID-19 pandemic. We recorded record top line revenue of $229.9 million. The investment we made in our platform and infrastructure over the past two years allowed us to seamlessly transition and support nearly 1,000 individuals in a secure, remote, working-from-home environment.”

He continued, “Fiscal 2020 saw a continued expansion of our firm as we closed two accretive broker-dealer acquisitions, Winslow, Evans & Crocker and United Advisors, and added two tax practices to enhance the recurring revenue side of our business. The growth of the recurring revenue side of our business is noteworthy as that has been a key focus of the management team. Assets under management on our platform today exceed $18 billion, with approximately 30% of those assets on our recurring revenue advisory platform.

“The pandemic’s biggest impact was to our profitability. Our highest margin businesses, investment banking and private shares, were down significantly from last year. The March to June period, constituting one-third of our fiscal second quarter and all of our fiscal third quarter, was especially difficult as financings and private share opportunities dried up during the pandemic. We saw a rebound of both business lines in our fiscal fourth quarter. In addition to this margin erosion, our fiscal 2020 results include significant advisory and legal expenses incurred due to continuing discussions with B. Riley Financial.”

Mr. Mullen concluded, "The most significant events to note are in our Private Shares business with the Initial Public Offerings (IPOs) of Palantir in September and Airbnb in December. The liquidity events for these two positions are expected in the first calendar half of 2021: Palantir likely in February or March and Airbnb likely in June, subject to market conditions. Based on current market prices, the revenue and profit impact from our carried interest portion of the funds would be significant in our second and third fiscal quarters of 2021 if current market prices of these securities hold.”

Fiscal 2020 Summarized Financial Results

National reported fiscal 2020 revenue of $229.9 million, up 8% from the $212.9 million recorded in fiscal 2019. A significant increase in commissions revenues and associated fees more than offset the COVID-19 related decline in investment banking revenue experienced in our fiscal second and third quarters. Market volatility induced trading volume drove record commissions revenues, with the reverse effect on investment banking as the pandemic affected almost every industry and related financings. Investment advisory increased $1.3 million in fiscal 2020 compared to fiscal 2019. Fiscal 2019 investment advisory results included $10.5 million of carried interest. No carried interest was recorded in fiscal 2020.

Total expenses increased $27.6 million, or 13%, to $238.4 million from $210.8 million in the prior fiscal year. Our commissions, compensation and fees accounted for $20.5 million of the increase, which was largely due to revenue growth in our commissions and investment advisory categories. The remaining increase in costs is related to the acquisition of Winslow, Evans and Crocker at the end of our 2020 first fiscal quarter. Our expense base also continued to be negatively impacted by costs associated with ongoing discussions with B. Riley Financial, and other expenses detailed in our adjusted EBITDA calculation.

The result of the revenue and expense increases was a net loss attributable to common shareholders for the year of $5.9 million, versus a net loss attributable to common shareholders in the prior year of $0.8 million. Adjusted EBITDA (“AEBITDA”) decreased to $5.7 million from $12.4 million in fiscal 2019.

Revenue

As noted above, overall our revenue categories performed exceptionally well throughout this pandemic impacted environment.

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Commissions and related revenue increased 30% in fiscal 2020 to $131.2 million, from $100.8 million in the prior-year period. This increase in transactional revenue was driven by COVID-19 related market volatility and volumes experienced over the past three quarters, the reallocation of transactions from investment banking to commissions, and continuing positive recruiting of registered representatives to our platform.

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Investment banking revenues declined $18.4 million, or 26%, to $51.3 million. As noted above, financings declined in the second and third quarters of fiscal 2020 due to the global pandemic impact to most all industries. The fourth quarter did rebound from these low deal levels, and we continue to see positive results at the end of the calendar year.

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Revenue from investment advisory increased to $35.7 million, a 4% increase over the revenue recorded in the 2019 fiscal year. As previously noted episodic carried interest revenue recorded in fiscal 2019 impacted base investment management revenue in that period–when eliminating carried interest from the prior year, revenue increased 49%, from $23.9 million to $35.7 million. This substantial increase is due to several factors: the rebalancing of a portion of client assets from transactional to managed, increased market values, and positive recruiting. Management has and continues to focus on increasing recurring revenue streams, which is evidenced by these revenue increases. Assets under management on our platform have now reached in excess of $18 billion.

●	Net dealer inventory revenue of $1.1 million increased $2.5 million over the prior period loss of $1.5 million. Mark-to-market losses on the firm’s warrant portfolio impacted both years’ results.

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Tax preparation and accounting continued its solid growth, increasing to $10.1 million, up $1.3 million, or 15%, compared to fiscal 2019. Organic client growth and small practice acquisitions continue to be positive for the company and our representatives.

Expenses

Total expenses increased to $238.4 million in the current fiscal year, up $27.6 million, or 13%, over fiscal 2019.

Commissions, compensation and fees increased $20.5 million as the Company’s variable cost of generating revenue across our various businesses increased year-over-year. Increases in commissions and investment advisory revenues generate a higher distribution cost than investment banking – the combination of overall revenue increases and the reallocation of some revenue from investment banking to commissions drove the increase.

Communications, occupancy, licenses and registration, and depreciation and amortization expenses increased over the prior-year period due to the acquisition and inclusion of nine months of Winslow, Evans & Crocker expenses.

Professional fees increased $2.0 million to $9.3 million, mainly due to legal and advisory expenses associated with continuing discussions with B. Riley Financial.

Other administrative expenses decreased $2.1 million to $9.2 million, primarily due to a reduction in legacy arbitration and litigation expenses when compared to fiscal 2019.

Earnings

The loss before income taxes totaled $8.1 million, versus income of $2.2 million in fiscal 2019. This loss was due to several factors including the increased cost of distribution in the current year, resulting in lower gross margins as higher margin investment banking business declined on COVID-19 stresses, the lack of carried interest in fiscal 2020, continuing interest rate declines, advisory and legal costs, and other smaller adjustments.

The net loss attributable to common shareholders was $5.9 million in fiscal 2020, compared to a loss of $0.8 million recorded in fiscal 2019.

The net loss per share attributable to common shareholders, both basic and fully diluted, was $0.44 in the current fiscal year, versus the net loss per share attributable to common shareholders, both basic and fully diluted, of $0.06 in fiscal 2019.

Adjusted EBITDA decreased to $5.7 million in the current fiscal year, a decrease of $6.7 million from the $12.4 million recorded in fiscal 2019.

Balance Sheet

As of September 30, 2020, National had $27.3 million of cash, versus $30.4 million as of September 30, 2019. The Company's balance sheet remains free of any term debt.

Non-GAAP Measures

The Non-GAAP measures shown in this release exclude various items detailed further below.

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National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, non-cash compensation expense, forgivable loan amortization, unrealized gains/losses on the firm’s warrant portfolio, real estate restructuring costs, business acquisition related costs, professional fees associated with the B. Riley proposal, legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance, New York City occupancy tax - fiscal 2007 through fiscal 2012, gain on disposal of National Tax branches, disposition/settlement of contingent consideration and impairment of goodwill and intangible assets.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the Company's operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent and employee-managed retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With over 1,000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services, Inc. (formerly Gilman Ciocia, Inc.), GC Capital Corporation, the Winslow, Evans & Crocker entities and the United Advisors entities.

Formed as a holding company in 1996, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.yournational.com.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth and strategies, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including the impact of the COVID-19 pandemic, investor confidence may further weaken, negatively affecting brokerage services revenue, investment banking revenue may continue to be negatively affected if market conditions worsen, the value of our carried interest may decline prior to being recognized and other risks described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:

Email: ir@yournational.com

Telephone: +1 212 417 3638

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2020	2019
ASSETS
Cash	$27,327,000	$30,443,000
Restricted cash	962,000	960,000
Cash deposits with clearing organizations	686,000	436,000
Securities owned, at fair value	4,739,000	12,481,000
Receivables from broker dealers and clearing organizations	3,367,000	3,490,000
Forgivable loans receivable	4,269,000	1,834,000
Other receivables, net	12,394,000	5,672,000
Prepaid expenses	4,258,000	3,639,000
Fixed assets, net	4,382,000	5,067,000
Intangible assets, net	12,276,000	5,441,000
Goodwill	11,673,000	5,153,000
Deferred tax asset, net	4,795,000	4,560,000
Right-of-use assets	14,721,000	—
Other assets	1,388,000	2,031,000
Total Assets	$107,237,000	$81,207,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued commissions and payroll payable	15,445,000	18,590,000
Accounts payable and other accrued expenses	9,656,000	8,643,000
Deferred clearing and marketing credits	157,000	367,000
Contingent consideration	10,401,000	1,620,000
Operating lease liabilities	16,719,000	—
PPP Loans	6,523,000	—
Other	1,701,000	388,000
Total Liabilities	60,602,000	29,608,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at September 30, 2020 and 2019; 13,639,622 shares issued and outstanding at September 30, 2020 and 13,158,441 shares issued and outstanding at September 30, 2019	273,000	263,000
Additional paid-in-capital	93,079,000	90,354,000
Accumulated deficit	(46,717,000)	(40,779,000)

Total National Holdings Corporation Stockholders’ Equity	46,635,000	49,838,000

Non-controlling interest	—	1,761,000
Total Stockholders’ Equity	46,635,000	51,599,000

Total Liabilities and Stockholders’ Equity	$107,237,000	$81,207,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2020	2019

Revenues
Commissions	$116,898,000	$86,929,000
Net dealer inventory (losses) gains	1,076,000	(1,466,000)
Investment banking	51,280,000	69,656,000
Investment advisory	35,676,000	34,400,000
Interest and dividends	4,334,000	5,822,000
Transfer fees and clearing services	9,957,000	8,092,000
Tax preparation and accounting	10,148,000	8,807,000
Other	506,000	701,000
Total Revenues	229,875,000	212,941,000

Operating Expenses
Commissions, compensation and fees	195,938,000	175,453,000
Clearing fees	8,474,000	4,808,000
Communications	3,588,000	2,816,000
Occupancy	5,053,000	4,301,000
Licenses and registration	3,871,000	2,960,000
Professional fees	9,320,000	7,306,000
Interest	90,000	32,000
Depreciation and amortization	2,854,000	1,832,000
Other administrative expenses	9,203,000	11,333,000
Total Operating Expenses	238,391,000	210,841,000
Income before Other Income (Expense) and Income Taxes	(8,516,000)	2,100,000

Other Income (Expense)
Gain on disposal of Gilman branches	297,000	—
Change in fair value of warrants	140,000	—
Other income	—	60,000
Total Other Income (Expense)	437,000	60,000
Income (Loss) before Income Taxes	(8,079,000)	2,160,000

Income tax expense (benefit)	(1,865,000)	319,000
Net Income (Loss)	$(6,214,000)	$1,841,000

Net income (loss) attributable to non-controlling interest	276,000	(2,660,000)
Net income (loss) attributable to National Holdings Corporation common shareholders	$(5,938,000)	$(819,000)

Net income (loss) per share attributable to National Holdings Corporation common shareholders - Basic	$(0.44)	$(0.06)
Net income (loss) per share attributable to National Holdings Corporation common shareholders - Diluted	$(0.44)	$(0.06)

Weighted average number of shares outstanding - Basic	13,414,009	12,821,581
Weighted average number of shares outstanding - Diluted	13,414,009	12,821,581

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Fiscal Year Ended
	2020	2019

Net (loss) income attributable to common shareholders, as reported	$(5,938,000)	$(819,000)
Interest expense	90,000	32,000
Income taxes	(1,865,000)	319,000
Depreciation and amortization	2,854,000	1,832,000
EBITDA	(4,859,000)	1,364,000
Non-cash compensation expense	3,108,000	4,282,000
Forgivable loan amortization	894,000	680,000
Unrealized (gain) loss on the firm’s warrant portfolio	2,895,000	2,820,000
Real estate restructuring costs	116,000	315,000
Business acquisition related costs	355,000	168,000
Professional fees associated with the B. Riley proposal	1,225,000	—
Legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance	1,160,000	2,766,000
New York City occupancy tax - fiscal 2007 through fiscal 2012	490,000	—
Gain on disposal of National Tax branches	(297,000)	—
Disposition/settlement of contingent consideration	(540,000)	—
Impairment of goodwill and intangible assets	1,125,000	—
EBITDA, as adjusted	$5,672,000	$12,395,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, non-cash compensation expense, forgivable loan amortization, unrealized gains/losses on the firm’s warrant portfolio, real estate restructuring costs, business acquisition related costs, professional fees associated with the B. Riley proposal, legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance, New York City occupancy tax - fiscal 2007 through fiscal 2012, gain on disposal of National Tax branches, disposition/settlement of contingent consideration and impairment of goodwill and intangible assets.